Term sheet No. 1588BG/A†
To underlying supplement No. 1 dated September 29, 2009,
product supplement BG dated March 18, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated August 6, 2012; Rule 433

Three-Year Autocallable Securities Linked to the Russell 2000® Index due August 31, 2015

The securities are linked to the performance of the Russell 2000® Index (the “Index”) and are designed for investors who seek potential early call prior to maturity. If the closing level of the Index on any Call Date (including the Final Valuation Date) is greater than or equal to the Initial Level, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Price based on an annualized return of between 11.00% and 14.00%  (to be determined on the Trade Date). The securities do not pay coupons or dividends and investors should be willing to lose up to 100% of their investment if the securities are not automatically called and the Final Level is less than the Knock-In Level. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	August 28, 2012
Issue Date	August 31, 2012
Final Valuation Date††	August 26, 2015
Maturity Date††	August 31, 2015
Call Dates††	September 3, 2013 August 28, 2014 August 26, 2015 (the Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Reference Asset	Russell 2000® Index (Ticker: RTY)
Issue Price	100% of the Face Amount
Automatic Call
If the Index closing level on any Call Date is greater than or equal to the Initial Level, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price will be set on the Trade Date and reflects an annualized return of between 11.00% and 14.00%.

Call Price	First Call Date: 111.00% - 114.00%* Second Call Date: 122.00% - 128.00%* Final Call Date: 133.00% - 142.00%* *Actual Call Price will be determined on the Trade Date
Reference Asset Return	Final Level – Initial Level Initial Level
Initial Level	The Index closing level on the Trade Date
Final Level	The Index closing level on the Final Valuation Date
Knock-In Event	A Knock-In Event occurs if the Final Level is less than the Knock-In Level.
Knock-In Level	70.00% of the Initial Level
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 LB 5
ISIN	US2515A1LB52
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

† This amended and restated term sheet amends and restates term sheet No. 1588BG in its entirety. We refer to this amended and restated term sheet as “term sheet.”

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Asset:	Russell 2000® Index (Ticker: RTY)
Issue Price:	100% of the Face Amount
Automatic Call:	If the Index closing level on any Call Date is greater than or equal to the Initial Level, the securities will be automatically called.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price will be set on the Trade Date and reflects an annualized return of between 11.00% and 14.00%. The Call Date, Call Price and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date††	Call Settlement Date††	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
September 3, 2013	September 6, 2013	111.00% - 114.00%	$1,110.00 - $1,140.00
August 28, 2014	September 3, 2014	122.00% - 128.00%	$1,220.00 - $1,280.00
August 26, 2015 (Final Valuation Date)	August 31, 2015 (Maturity Date)	133.00% - 142.00%	$1,330.00 - $1,420.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If the Final Level is equal to or greater than the Knock-In Level, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
• If the Final Level is less than the Knock-In Level, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Reference Asset Return)
If the securities are not automatically called and a Knock-In Event occurs, you will lose some or all of your initial investment.

Knock-In Event:	A Knock-In Event occurs if the Final Level is less than the Knock-In Level.
Knock-In Level:	70.00% of the Initial Level
Reference Asset Return:	Final Level – Initial Level Initial Level
Initial Level:	The Index closing level on the Trade Date
Final Level:	The Index closing level on the Final Valuation Date
Trade Date:	August 28, 2012
Issue Date:	August 31, 2012
Final Valuation Date††:	August 26, 2015
Maturity Date††:	August 31, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 LB 5
ISIN:	US2515A1LB52
††Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

August 6, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement BG dated March 18, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an Automatic Call on each of the Call Dates (including the Final Valuation Date). The Call Prices below assume an annualized return of 12.50%. The actual annualized return will be determined on the Trade Date.

Call Date	Call Settlement Date	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
September 3, 2013	September 6, 2013	112.50%	$1,125.00
August 28, 2014	September 3, 2014	125.00%	$1,250.00
August 26, 2015 (Final Valuation Date)	August 31, 2015 (Maturity Date)	137.50%	$1,375.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities have not been automatically called on any of the Call Dates, and assumes an Initial Level of 770 and a Knock-In Level of 539 (70% of the Initial Level). The actual Initial Level and Knock-In Level will be set on the Trade Date.

Final Level	Reference Asset Return	Payment at Maturity	Return on the Securities
1,232	60.00%	N/A	N/A
1,078	40.00%	N/A	N/A
924	20.00%	N/A	N/A
770	0.00%	N/A	N/A
693	-10.00%	$1,000.00	0%
655	-15.00%	$1,000.00	0%
616	-20.00%	$1,000.00	0%
578	-25.00%	$1,000.00	0%
539	-30.00%	$1,000.00	0%
462	-40.00%	$600.00	-40.00%
308	-60.00%	$400.00	-60.00%
154	-80.00%	$200.00	-80.00%
0	-100.00%	$0.00	-100.00%

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Index closing level increases 20.00% from the Initial Level of 770 to 924 on the first Call Date. Because the Index closing level on the Call Date is greater than or equal to the Initial Level, the securities are automatically called on the first Call Date, and the investor will receive a cash payment of $1,125.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 112.50% = $1,125.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Index closing level increases 20.00% from the Initial Level of 770 to the Final Level of 924. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Level is greater than or equal to the Initial Level, the securities are automatically called on the Final Valuation Date, and the investor will receive a cash payment of $1,375.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 137.50% = $1,375.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Index closing level decreases 25.00% from the Initial Level of 770 to a Final Level of 578. Because the Final Level is less than the Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level is greater than the Knock-In Level of 539 and thus a Knock-In Event does not occur, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date and the Index closing level decreases 40.00% from the Initial Level of 770 to a Final Level of 462. Because the Final Level is less than the Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level is less than the Knock-In Level of 539, a Knock-In Event occurs, and because the Reference Asset Return is -40.00% the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Index closing level will not decrease over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Index closing level has declined by more than 30.00%, as compared to the Initial Level, on the Final Valuation Date. If the securities are automatically called, you will receive a positive return reflecting the Call Price for the applicable Call Date. If the securities are not automatically called and the Reference Asset Return is equal to or greater than -30.00%, you will receive your initial investment at maturity. If the Reference Asset Return is less than -30.00%, you are exposed to any decline in the Index closing level and you will lose an amount equal to 1% of the Face Amount of your securities for every 1% that the Index closing level has declined from the Initial Level on the Final Valuation Date. You will lose a significant portion or all of your investment if the securities are not automatically called and the Index closing level has declined by more than 30.00%, as compared to the Initial Level, on the Final Valuation Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately three years, the securities will be called if the Index closing level is greater than or equal to the Initial Level on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of between 11.00% and 14.00% per annum (to be determined on the Trade Date).

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RETURN LINKED TO THE PERFORMANCE OF THE RUSSELL 2000® INDEX — The return on the securities is linked to the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your securities (including a call), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If the Final Level is less than the Knock-In Level, your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level, and you could lose up to 100% of your initial investment.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL PRICE —The appreciation potential of the securities is limited to the pre-specified Call Price on the relevant Call Date, regardless of the performance of the Index. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the payment due on a Call Settlement Date or on the Maturity Date owed to you under the terms of the securities.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE INDEX — The return on your securities will probably not reflect the return you would realize if you directly invested in the Index. You will not participate in any upside performance of the Index.

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IF THE LEVEL OF THE INDEX CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Index. Changes in the market price of the Index may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the term of the securities may bear little relation to the historical levels of the Index and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity and Redemption Amount payable upon an Automatic Call described in this term sheet are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —  While we expect that, generally, the level of the Index will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the composition of the Index and any changes to the component stocks underlying it;

•	economic, financial, political and regulatory or judicial events that affect the Index or stock markets generally;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying the Index;

•	the time remaining to the maturity of the securities;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or

more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Level of the Index and Payment at Maturity or Redemption Amount upon an Automatic Call based on the Index closing level. The calculation agent can postpone the determination of the Index closing level if a market disruption event occurs on any of the Call Dates or the Final Valuation Date.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from August 2, 2007 through August 2, 2012. The Index closing level on August 2, 2012 was 768.60. We obtained the Index closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.